Artisan Partners Asset Management Inc. Reports December 2021 Assets Under Management
Milwaukee, WI - January 11, 2022 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of December 31, 2021 totaled $174.8 billion. Artisan Funds and Artisan Global Funds accounted for $84.4 billion of total firm AUM, while separate accounts and other AUM1 accounted for $90.4 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of December 31, 2021 - ($ Millions)
Growth Team
Global Opportunities	$27,578
Global Discovery	2,371
U.S. Mid-Cap Growth	16,919
U.S. Small-Cap Growth	5,566
Global Equity Team
Global Equity	2,837
Non-U.S. Growth	20,507
Non-U.S. Small-Mid Growth	9,417
China Post-Venture	237
U.S. Value Team
Value Equity	4,054
U.S. Mid-Cap Value	3,999
International Value Team
International Value	31,792
International Small Cap Value	24
Global Value Team
Global Value	26,324
Select Equity	420
Sustainable Emerging Markets Team
Sustainable Emerging Markets	1,173
Credit Team
High Income	8,018
Credit Opportunities	120
Floating Rate	19
Developing World Team
Developing World	8,102
Antero Peak Group
Antero Peak	4,028
Antero Peak Hedge	1,249

Total Firm Assets Under Management ("AUM")	$174,754

1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $98 million

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.